Mail Stop 0407



July 25, 2005


Via U.S. Mail
Mr. Stephen Bowling
Chief Financial Officer
Eon Communications Corporation
4105 Royal Drive NW
Suite 100
Kennesaw, GA  30144

	RE:	Eon Communications Corporation
      Form 10-K for the fiscal year ended July 31, 2004
		Filed March 17, 2005
		File No. 0-26399



Dear Mr. Bowling:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								/s/ Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549